Exhibit 99.1

Pegasystems Extends Current Share Repurchase Program

CAMBRIDGE, Mass. — June 21, 2018 — Pegasystems Inc. (NASDAQ: PEGA), the software company empowering customer engagement at the world’s leading enterprises, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program. Under this expansion, the expiration date of the current repurchase program has been extended from June 30, 2018 to June 30, 2019 and the amount of stock the Company is authorized to repurchase has been increased from approximately $23.5 million, the amount remaining in the current program, to $50 million. This expansion is effective from June 15, 2018 to June 30, 2019.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act, and may establish, modify, or terminate this and other such plans (collectively, the “10b5-1 Plan”). Shares that are repurchased under the current repurchase program will be repurchased under the 10b5-1 Plan.

Any actual repurchases under the current repurchase program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the annual and applicable quarterly periods ending between June 30, 2018 and December 31, 2019.

About Pegasystems

Pegasystems Inc. is the leader in software for customer engagement and operational excellence. Pega’s adaptive, cloud-architected software — built on its unified Pega Platform™ — empowers people to rapidly deploy and easily extend and change applications to meet strategic business needs. Over its 35-year history, Pega has delivered award-winning capabilities in CRM and digital process automation (DPA), powered by advanced artificial intelligence and robotic automation, to help the world’s leading brands achieve breakthrough business results. For more information on Pegasystems (NASDAQ: PEGA) visit http://www.pega.com.

Press Contact:

Ilena Ryan

Pegasystems Inc.

Ilena.Ryan@pega.com

(617) 866-6722

Twitter: @pega